Exhibit 14.1

CORE VALUES

AND

CODE OF CONDUCT

June 2010

Dear Colleague:

Semtech is a leader in innovative products and exciting technologies. As our company continues to grow, we must also act as a leader in setting an example of superior corporate citizenship.

Our Core Values and our Code of Conduct apply to all of us in the Company-  all directors, officers, and employees around the world.   These guidelines emphasize the importance that the Board of Directors and the Senior Leadership Team place on ethical actions, individual integrity and fair dealing.  These are the cornerstones of acceptable business conduct.

Ethical conduct includes compliance with the laws, rules and regulations that govern our business.  But, most importantly, our standing in the business community rests on the conduct of Semtech’s people.  Our Core Values and our Code of Conduct summarize the standards that guide each of us to conduct Semtech’s business properly.

Your conduct and actions—your personal integrity and your commitment to setting the highest ethical standards and always doing the right thing in your personal and professional lives — establish the foundation on which Semtech’s reputation is based.  Our business objective is simple:  to produce, in an ethical manner, the very best, most reliable products possible, and to provide our stockholders with great value in the process.  Our customers, stockholders and employees demand no less, and we all share the responsibility for achieving that objective.

Very truly yours,

Rockell N. Hankin	Mohan Maheswaran
Chairman of the Board of Directors	President and Chief Executive Officer

June, 2010

SEMTECH CORE VALUES

These values are an essential part of all of our actions; every one of us around the world connected with Semtech.  These are the building blocks for who we are as a Company.  These Core Values reflect the fundamental philosophy supporting the culture of ethics and excellence that is Semtech.

•                  TEAMWORK AND INNOVATION IN ALL AREAS:

•              Common purpose — we need to all row in the same direction at the same time

•              Create an environment that facilitates freedom to innovate & achieve extraordinary results

•              Challenge the status quo, take measured risks, and challenge conventional thinking

•              Learn to win and lose as a team and celebrate successes

•      TREAT ALL INDIVIDUALS WITH DIGNITY AND RESPECT:

•              Treat people the way you want to be treated

•              Attack the problem not the person

•              Respect and value diversity of experience, culture and opinions

•              Learn from everyone — peers, subordinates, bosses, competitors and customers

•      HONESTY AND INTEGRITY IN ALL WE DO:

•              Never compromise your integrity.

•              Hold everyone accountable and recognize each others contributions

•              Explicitly communicate goals and standards of behavior

•              Do the right thing even when no one is looking or will ever find out

•      OPEN AND DIRECT COMMUNICATIONS:

•              Communicate clearly and candidly

•              Challenge people, but learn to listen

•              Focus on what is right not who is right.

•              Acknowledge that debate contributes to productive meetings

•      FISCAL RESPONSIBILITY:

•              Focus on efficiencies of time, work effort, decision making and $ expenditures

•              Build a plan and work to meet or exceed that plan

•              Treat every $ of the company’s money respectfully

•              If in doubt, ask your boss.

SEMTECH CODE OF CONDUCT

Semtech is a team of individuals, working together to build and maintain a responsible and ethical organization of which we can all be proud.

We believe that Semtech enjoys a reputation we can all be proud of, and one that reflects our goals and the manner in which we work to achieve them.

As a member of Semtech, you are expected to know and comply with law and Company policies.  Our standards of conduct are summarized in the Code of Conduct, and references are provided to certain key corporate policies and procedures which serve to guide you in complying with the Code.  Simply restating these standards, however, does not lead to ethical conduct.

You must continue to understand, support and comply with these standards to enable us to achieve our business objectives.  If you ever have any doubts whether certain conduct may violate the Code or any other policies of Semtech, you should always feel free to discuss the situation with your supervisor, your applicable Human Resources Representative or the Company’s General Counsel.  Regardless of information provided by the Company, however, you are expected to know and follow the law as it relates to you as a member of Semtech and citizen.

For employees, the Code of Conduct supplements and supports our applicable Employee Handbooks, and other more detailed Company policies and procedures covering certain matters within the Code of Conduct.

In addition, the Code of Conduct is Semtech Corporation’s written code of ethics adopted under Nasdaq Rule 5610 and Securities and Exchange Commission Regulation S-K Item 406.  This Code may be amended from time to time by the Board of Directors.

Any material amendments to the Code of Conduct will be promptly disclosed to stockholders. Any waiver of the Code for directors or executive officers of Semtech Corporation may be made only by the Board of Directors and will be promptly disclosed to stockholders along with the reasons for the waiver.  Waivers for other personnel may only be granted by the President and Chief Executive Officer, or by the Chief Financial Officer, of Semtech Corporation.

SHARED RESPONSIBILITIES

Each of us shares responsibility for our Company’s reputation…

Semtech is committed to increasing its value to customers, employees and stockholders by profitably providing a full range of high-quality products to markets around the world.  We seek to fulfill this commitment while upholding the highest level of ethical conduct and meeting our responsibilities as a good corporate citizen.  The members of Semtech share certain responsibilities, and each is accountable for:

•                                          Conducting the Company’s business with honesty and integrity, and operating in compliance with all applicable laws.

•                                          Complying with Company standards for the safe operation of our facilities.

•                                          Demonstrating respect for, and commitment to, the protection of the environment.

•                                          Avoiding situations where personal interests are, or appear to be, in conflict with the Company’s interests.

•                                          Safeguarding and properly using Company proprietary information, assets and resources, as well as those of other organizations entrusted to Semtech.

•                                          Maintaining confidentiality of nonpublic, “insider” information and not acting on or sharing such information for personal gain.

•                                          Establishing a healthy, cooperative workplace by treating fellow employees with dignity and respect.

CONFIDENTIAL INFORMATION

Keep proprietary information protected…

It is Semtech’s policy that all employees must keep confidential all information about the Company’s operations, products and business activities that has not been made public and that is not common knowledge among competitors, customers, suppliers and others.  Keeping information confidential includes not sharing it with other employees who do not have a valid business reason for having the information.

Employees must not disclose to others, or use for themselves or others, any confidential information they have created or received in connection with their employment by Semtech.  It is equally important to protect proprietary or confidential information received from other companies, and to honor all terms of any confidentiality or non-disclosure agreement which may be in effect.  It is our policy to never accept unsolicited confidential information from a third party regarding another company.  If you have any questions whether information you have access to is confidential, you should ask your immediate supervisor.

All Company documents, records, memoranda and other written materials are solely the Company’s property and must be returned to the Company once your employment comes to an end.  Employees must also return all Company data that has been stored electronically, such as on computer disks which may be in their possession, and must delete any information which they may have stored on any “offsite” personal computers (e.g. used at home).  All obligations for keeping Semtech information confidential continue to apply after your employment has ended.

Obviously, it is not possible to list all types of Company information that must be treated as confidential.  Employees should be guided by the general principle that the Company considers confidential any information that is not officially disclosed (for example, through official reports or press releases) and which might be desired by others, for matters such as buying or selling Semtech stock or competing against Semtech.

PUBLIC DISCLOSURE OF COMPANY INFORMATION

Only authorized individuals should communicate Company information in public disclosures

The Company is a U.S. public company with its common stock actively traded on the NASDAQ stock market.  Our stock draws interest from a wide range of individual investors as well as large investment institutions.  Maintaining consistent messaging, and controlling the timing, content, and recipients of information the Company desires or is obligated to provide under applicable securities laws, is of great importance to the Company.

Only selected officers and appointed employees are authorized and allowed to speak with media, press, trade publications, financial analysts, or other third parties which may issue reports, comments, or other public materials concerning the Company.

The key securities laws which apply to the trading of our common stock strictly prohibit selective disclosures of material news or information concerning the Company.  The laws set rules prohibiting insider leaks or selective disclosure of company information that could give certain investors an advantage in determining whether or not to buy or sell our stock.

The Company expects that all employees will comply with these applicable laws and Company policies which deal with disclosures of material Company information.  The consequences, both to employees and the Company, of unauthorized, inappropriate, or inadvertent disclosure of material information can be significant.  Understanding of the applicable rules and Company policies, and compliance with those rules and policies, is every employee’s responsibility.

INSIDER TRADING

Do not buy or sell Semtech’s stock based on inside information…

Individual compliance with the United States securities laws is essential.  Semtech has registered its common stock with the Securities and Exchange Commission so that it can be publicly traded.  The securities laws are vigorously enforced and are intended to prevent misuse of corporate information by regulating the manner in which securities may be bought or sold.

It is against the law for you to buy or sell Semtech stock based on material, nonpublic “insider” information about the Company.  You also may not supply family, friends or other acquaintances with such information.  As a general rule, play it safe and never speculate in the securities of Semtech when you are aware of information affecting our business that has not been publicly released, or in situations where trading would call your judgment into question.

The guidelines about insider trading also applies to the securities of other companies (customers, suppliers, partners) about which you receive information in the course of your employment at Semtech.  For example, if you become aware that the Company is considering buying another company, you and your family members may not buy or sell securities of that company until the Company has publicly announced its decision.

Just as with all other confidential information, the principles that should guide you are straightforward:  do not use material nonpublic information for your own personal gain, and do not pass along that information to anyone else unless that person has a legitimate business reason to know and has agreed to keep such information confidential for as long as it has not been made known by the Company to the general public.

CONFLICTS OF INTEREST

Avoid relationships or activities that present a conflict between your personal interests and your duties as an employee…

You must avoid any investment, business interest or other association that interferes — or even appears to interfere — with your ability to act in the best interests of the Company.

A conflict of interest arises when your judgment in acting for the Company may be influenced by an actual or potential personal benefit of any kind.  The personal benefits may be direct or indirect, may or may not be financial in nature, and could exist through family connections, personal associations or otherwise.

It is not possible to describe all the circumstances where conflicts of interest may exist, but the following examples provide some activities that should raise a “red flag”:

•                                          Competing with, or helping others to compete with Semtech.

•                                          Accepting gifts, payment or services in excess of the applicable amount as specified in your local Employee Handbook in value from anyone who is doing business with the Company or seeking to do business with the Company.

•                                          Making or providing gifts to others which are intended or hoped to secure favored treatment for the Company in any business dealing, governmental dealings, or any other dealings which impact the Company’s operations, assets, personnel, facilities, or the conduct of its business.

•                                          Acting as a consultant, employee, officer or director for any outside business organization that is a competitor, customer or supplier of the Company.

•                                          Owning a substantial interest in a company that is a competitor, customer or supplier of the Company, or directing Company business to a firm in which a Semtech employee has a substantial interest (except that an ownership interest of one percent or less in such a company, where the employee has no influence on the management of that company, is not prohibited).

•                                          Any other arrangement or circumstance which might prevent the employee from acting in the best interests of Semtech.

Keep in mind that all conflicts of interest are prohibited whether the conflict relates to you or to a member of your immediate family.

If you find yourself in a situation where a conflict of interest seems likely, you should bring the matter to the attention of your immediate supervisor and/or your Human Resource department, who will be responsible for contacting Semtech’s General Counsel for appropriate guidance.

GIFTS, ENTERTAINMENT AND TRAVEL

Use good judgment in accepting or offering gifts or other business courtesies…

Accepting Gifts from Others

No employee should actively or indirectly seek or encourage any payments, fees, services or other gratuities — regardless of the size or amount — outside the normal course of the employee’s business duties from any person, company or organization which does or seeks to do business with Semtech.  Gifts of cash, or cash equivalents, of any amount are strictly prohibited.  Other gifts are subject to the Company’s dollar limit as stated in the Employee Handbook.  It is acceptable to receive certain common business courtesies, such as sales promotional items of small value, occasional reasonable meals, and reasonable and occasional entertainment appropriate to a business relationship.  However, employees should exercise judgment and disclose these items if they have any doubt about whether they are appropriate.  Do not put yourself or the Company in a situation where your motives could be questioned or the end result would embarrass you and the Company.   When in doubt, ask for guidance via appropriate channels.

Making or Offering Gifts on Behalf of the Company

Similarly, no employee should make or offer any improper payment for the benefit of any individual, company or organization, which is designed to secure favored treatment for the Company in any business dealings.  Bribes and kickbacks are strictly forbidden.  Under U.S. federal statutes and comparable foreign laws and international conventions, it is a crime, punishable by imprisonment and substantial fines, to make payments or gifts to foreign officials, political parties or candidates, for the purpose of influencing them to misuse their official capacity to secure business advantages for the Company.

Our policy, however, is significantly broader and is intended to apply regardless of whether the payment is lawful under the laws of a particular country.

Reasonable Business Entertainment and Travel

All dealings with suppliers, customers or others doing business with Semtech must be conducted solely on a basis that reflects both the Company’s best interests and our high ethical standards.  Providing common business courtesies, including entertainment and occasional meals for business associates, in a manner appropriate to the business relationship and associated with business discussions, is acceptable provided the expenses are reasonable and authorized in advance directly by your supervisor, or under applicable Company policy.

Travel expenses should also be consistent with the needs of business.  Our goal is that employees should neither lose nor gain financially as a result of business travel and entertainment.  Employees are expected to spend the Company’s money as carefully as they would their own.

POLITICAL CONTRIBUTIONS AND GOVERNMENT RELATIONS

Refrain from mixing your politics or public service with your employment…

We encourage you to become involved in civic affairs, and you are free to endorse, advocate, contribute to, or otherwise support any political party, candidate or social cause you may choose.  However, you must strictly limit these activities to your own time, and any donations of time, money or services must be at your own expense.  In addition, in any public statements you make regarding any political or social cause, references to your affiliation with the Company should be avoided.  In all such personal activity, it should be clear that you are speaking for yourself personally, and not acting for the Company.  The use of Company letterhead, information systems (e.g. email), premises, etc. to suggest Company support for any political party, candidate, or social cause is prohibited.

Semtech forbids the use of Company funds or property for the support of political parties or political candidates for any office, federal, state or local.  In the United States, federal law may prohibit corporate donations to candidates for federal offices, and similar foreign, state and local statutes control these activities in their locations.

Additionally, to ensure there are no conflicts of interest or other potential legal issues which may affect the Company, if you wish to hold or pursue any governmental (federal, state, provincial, or local) office, affiliation, or other involvement as a member of any government agency, office, department, or other entity, you must secure the prior written approval from the General Counsel of the Company.  All questions regarding any such government service, affiliation, or employment should be directed to the General Counsel of the Company.

USE OF COMPANY FUNDS, ASSETS AND FACILITIES

Take care of Company property and remember its primary business purpose…

You are personally responsible for any Company funds over which you have control, and anyone spending Company money should always be sure the Company receives good value in return.

All employees are responsible for the proper use of Semtech’s property, information resources, facilities and equipment.  Company property is vital to our business, and your vigorous protection of our assets is critical to our long-term success.  Use and maintain these assets with the utmost care and respect, and help the Company guard against waste and abuse by being alert to opportunities for improving efficiency and quality, while reducing costs.

The Company’s assets are provided for legitimate business purposes.  They should never be sold, loaned or removed from Company property without permission from your supervisor.  It is recognized, however, that occasional personal use by employees may be reasonable if it does not adversely affect the interests of the Company.  Employees should always consult with their supervisors for appropriate guidance.

COMPUTER AND SOFTWARE USE

The use of Company-owned technology assets is for business purposes only…

Semtech provides employees with all necessary hardware and software for business purposes, including computers, printers, software packages, and when needed cellular telephones.  These items remain the property of the company and are to be used for the purpose of conducting company business.

The Company’s communication systems (email, telephones, PDAs, cellphones, etc.) are for the primary purpose of communications which involve and support company business.  The communication system is not to be used for any distribution of offensive, harassing, “off-color”, or comparable messages, images, materials, or content.   Misuse of the company communications system is cause for immediate disciplinary action, up to and including dismissal from employment.

The company complies with all licensing and subscription requirements and respects and protects the copyrights and intellectual property interests of software developers/owners.  The company does not condone the illegal duplication of software, or any use of “pirated” software.   Employees may not copy software or related documentation for any purpose without the prior written authorization and approval of the Information Technologies department.

Semtech also maintains a continuous connection to the Internet so you may conduct business with customers and vendors in direct response to our commercial needs.  We recognize that employees will, from time to time, use our Internet connection, with great discretion, for very limited personal use.  We expect employees to keep personal use of the Internet connection to an absolute minimum, and to remember that the primary purpose of this connection is to serve and support our business needs and goals.

Any misuse of the Internet connection (e.g. for viewing pornographic, or comparably patently offensive materials; for going to sites which advocate or encourage any illegal activity; etc.), or to commit any illegal act (e.g. downloading or uploading unauthorized or pirated software, or any other copyrighted materials without proper license) is cause for immediate disciplinary action, up to and including dismissal from employment, and possible further legal action.

You should not use any social media site such as MySpace, FaceBook, Twitter, LinkedIn, YouTube, etc. for personal matters during working time.  Social media sites must never be used to disclose Company trade secrets or confidential information, for making any public statements about the Company, or making any statements of any kind that might compromise or reflect badly on the Company.

RECORDS, COSTS AND CONTROLS

Maintain accurate, honest records of all business transactions and dealings…

Keeping accurate and complete records is essential for the Company to meet its public company financial, legal and management reporting and disclosure obligations.  Records must be kept in accordance with accepted accounting rules and controls at all times, and should fully and accurately reflect all business transactions.

All reports, vouchers, bills, payroll and service records, measurement and performance records, expense accounts and other important data must be prepared with care and honesty.  Employees are responsible for ensuring that all expenses, payments, financial obligations, and all labor and material costs are properly recorded and charged on the Company’s records.  No employee should ever, under any circumstances, misrepresent facts or falsify records.

Records containing personal data, including computer data, about employees are confidential.  They are to be carefully safeguarded and kept current, relevant and accurate.  They should be disclosed only to authorized personnel or in accordance with a lawful process.

ENVIRONMENT, HEALTH AND SAFETY

Help keep the workplace — and the communities in which we operate — healthy, safe and clean…

Semtech is committed to environmental protection, and health and safety protection for its employees, customers, neighbors and others who may be affected by our products or activities.  Although this commitment is based on compliance with the law, it goes well beyond that foundation.  We strive to make the communities in which we work cleaner, safer places to live.

Federal, state, local and foreign environmental laws regulate the emission of pollutants into the atmosphere, the discharge of pollutants into surface and underground waters and the handling and disposal of solid wastes.  The Company has policies and operating procedures to ensure compliance with these laws and regulations.  Employees are responsible for reporting to management any accident or situation that may lead them to believe that a product used or produced by the Company may present a substantial risk of injury to health or the environment.

Other laws, such as the U.S. Occupational Safety and Health Act and similar laws of other jurisdictions, regulate the physical safety and exposure to conditions in the workplace that could harm employees.  These laws establish specific industrial hygiene and other safety procedures.  Employees must observe all posted warnings and regulations.  Report immediately to your supervisor any accident or injury sustained on the job, or any conditions in the workplace which you believe to be unsafe.

The laws in this area are complex, and violation can result in severe criminal and civil penalties for the Company, as well as for individual employees.  If you have any doubts about whether to raise safety-related concerns with your supervisor, always make a disclosure to make sure the matter is known, evaluated, and acted on when necessary.

EQUAL OPPORTUNITY

Respect the diversity of your colleagues…

The Company values each employee’s equal opportunity to achieve his or her potential, and recognizes the importance of providing a workplace where individuals feel respected, appreciated and satisfied.  We expect every employee to treat all fellow employees with dignity and respect.

Semtech will not tolerate discrimination of any kind, especially involving race, color, religion, gender, age, national origin, disability, sexual orientation or identity, or veteran or marital status.  We are committed to equal treatment for all employees in connection with hiring, promotion, training, compensation, termination and disciplinary action.

Discrimination can have serious consequences for the Company, most notably by exposing us to potential litigation and unfavorable publicity.  More importantly, though, it undermines the positive work environment that the Company is committed to fostering, an environment which supports integrity, respect, trust, responsibility and citizenship.

HARASSMENT

Recognize and avoid behaviors which could be considered harassment…

Any harassment by one employee towards another is expressly prohibited.  Harassment includes verbal, physical and visual harassment, as well as sexual harassment.  All employees must be allowed to work in an environment free from unsolicited and unwelcome sexual overtures.  Sexual harassment does not refer to occasional compliments or other generally acceptable social behavior.  Sexual harassment refers to behavior that is not welcome and is personally offensive.  Such behavior undermines or weakens morale and, therefore, interferes with the work effectiveness of its victims and their co-workers.

Sexual harassment includes obvious offenses such as 1) demands for sexual favors, accompanied by implied or overt promises of preferential treatment or threats concerning an individual’s employment status, 2) pressure for sexual activity, or 3) offensive, unwanted physical contact such as patting, pinching or constant brushing against another’s body.  Sexual harassment can also include engaging in offensive sex-oriented verbal “kidding”, joking or other dialog, and/or distributing or displaying off-color jokes, photographs, cartoons, etc. with sexual connotations, whether in person, via email, or otherwise.  Such behavior creates a “hostile work environment”, and Semtech will not tolerate such behavior.

If an employee becomes aware of any harassment of any kind, or feels that he or she is a victim of harassment, this information should be communicated immediately to his or her supervisor, his or her applicable Human Resources Representative or our General Counsel.  The employee can make this report without fear of retaliation, and may do so without any requirement that he or she directly confront the harasser.  The Company will take prompt and necessary steps to investigate and, where appropriate, correct any harassment.

ANTITRUST COMPLIANCE

Promote fair competition and strictly adhere to all antitrust laws…

Antitrust is the general term for laws that protect the free enterprise system by promoting open and fair competition in business.  These laws exist in the United States, Europe and many other countries where the Company does business, and are vigorously enforced.  It is the Company’s policy to compete fairly in the marketplace based on our ability to provide high-quality products at reasonable prices.

Failure to comply with antitrust laws could result in serious consequences for the Company and its employees.  Violations of many antitrust laws are crimes, subjecting offenders to heavy fines and even imprisonment.  In addition, the Company may be required to pay triple damages and be ordered to refrain from engaging in the activity.

The antitrust laws deal with conspiracies and understandings that may improperly “restrain trade.”  The law prohibits, for example, any understanding between competitors regarding prices or price stabilization.  Also forbidden are understandings between competitors about the amount of their production, the division or allocation of markets, territories or customers and the boycotting of third parties.

Prohibited arrangements between competitors do not require formal documentation to be illegal.  A violation exists whenever there is any kind of mutual understanding which gave the parties a basis for expecting that an anti-competitive business practice or decision adopted by one would be followed by the other.

These laws also apply to international operations and transactions related to imports into, and exports from, foreign countries.  Employees responsible for any dealings with competitors are expected to know that U.S. and foreign antitrust laws may apply to their activities, and should always consult with counsel prior to negotiating with or entering into any arrangement with a competitor.

INTERNATIONAL BUSINESS ACTIVITIES (U.S. FOREIGN CORRUPT PRACTICES ACT AND GLOBAL ANTI-BRIBERY INITIATIVES)

Conduct all dealings with government officials ethically, and never seek to gain special advantage through improper payments…

Semtech will conduct all business and interactions with public officials in a proper, ethical, and legal manner.   The Company will never condone, encourage, or tolerate any payments, special favors, or other comparable activities which are made or intended for the purpose of gaining special treatment, unfair advantage, or other comparable results relating to governmental actions, awards, or business opportunities.

The primary guidance and basis behind this Company position is the U.S. Foreign Corrupt Practices Act (the “Act”), and comparable laws and international agreements.   The Act, although a U.S. law, serves as the model for all Company employees worldwide.  Worldwide coverage and compliance is essential in light of the U.S. public company status of Semtech Corporation. as the ultimate corporate parent entity.

Consistent with the Act, Semtech prohibits any employee from paying or offering, directly or indirectly, any “bribes” or other improper payments to any government official.   The rules and guidelines of the Act, and Semtech’s expectations of employee compliance, are complex, and beyond the scope of detailed discussion in the Code of Conduct.  The Corporate Legal Department should be consulted, in advance, on any questions about any possible payments or offers of anything of value to any governmental official in any country around the world.

INTERNATIONAL COMMERCE

Know and follow the law when involved in business abroad…

Semtech is a global, multinational company.  While continuing expansion provides great advantages and new opportunities, it also brings with it important new responsibilities.

For example, it is illegal to enter into an agreement to refuse to deal with potential or actual customers or suppliers, or otherwise to engage in or support restrictive international trade practices or boycotts which U.S. law does not explicitly sanction.  The U.S. Treasury Department maintains a list of countries with which trade is officially prohibited or restricted, and the Company complies with those requirements.

Other laws, including foreign tax laws, may apply in those countries in which the Company does business.  As indicated above, anti-corruption, antitrust and similar regulations impose additional obligations in those areas of law for which there are existing U.S. statutes applicable to domestic commerce.

The Company follows a policy of strict compliance with all U.S. and foreign statutes regarding international commerce, and no employee should violate — or assist any third party to violate — the laws of any country.  Any employee transacting business on behalf of the Company in foreign countries should become familiar with these and other laws pertaining to international business practices in those particular countries.

DUTIES TO REPORT AND INQUIRE

Always report potential violations, and inquire freely when questions arise…

Each employee is responsible for bringing to the Company’s attention any circumstance or conduct that the employee believes may constitute a violation of the Code of Conduct.  Failure to discharge this responsibility may be as serious as the violation itself.

Direct communications with your supervisor, the Human Resources department, or the Company’s General Counsel, are encouraged whenever you have a question or an issue relating to the Code of Conduct.

However, if you prefer to report or discuss a matter on an anonymous basis, the primary method for reporting matters to the Company is through our “Employee Hotline” process.  Employees are encouraged to report suspected violations anonymously using the Company’s “Employee Hotline” process.  The “Employee Hotline” is managed through a phone and Internet-based third-part provider called Ethicspoint.  The “Employee Hotline” is in place to enhance communication and empower you to promote safety, security and ethical behavior.

Our Hotline is much like the old suggestion box, as it permits you to submit anonymous communications if you wish.   Ethicspoint manages the reporting system for us and they have gone to great lengths to ensure that it is completely confidential.

Your input is essential to ensure that we maintain a positive, productive workplace. You can also ask for clarification of any of our policies and procedures by using the Ethicspoint system if you have a question about a Company policy or are not sure if something is cause for concern.  We want positive comments too - things that we are doing well or that could be improved.

There are two ways to utilize the Ethicspoint® system:

1 — Go to www.ethicspoint.com and enter Semtech in the box.

2 — Call 1-866-384-4277

The Company encourages employees, without fear of retaliation, to make good faith reports of suspected wrongdoing by the Company, its officers, directors or employees.  As a condition to employment with Semtech, employees are expected to comply with the policies and procedures included in the Code of Conduct.  When in doubt, employees have the responsibility to seek clarification from their supervisor, their applicable Human Resources Representative or, if necessary, from our General Counsel.  In addition to any legal consequences, violations of the Code of Conduct are grounds for disciplinary action up to and including immediate termination of employment.

RECEIPT AND ACKNOWLEDGMENT

I acknowledge that I have received my personal copy of the Code of Conduct of Semtech Corporation.  I understand that as an employee or director of a company within the Semtech family of companies, I am personally responsible for knowing, understanding and adhering to the principles, standards and requirements of the Code of Conduct.

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